UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.


			SCHEDULE 13G


	UNDER THE SECURITIES EXCHANGE ACT OF 1934
                   (AMENDMENT NO. 2)*

		DURA PHARMACEUTICALS INC
____________________________________________________
			(Name of Issuer)

			Common Stock
____________________________________________________
		(Title of Class of Securities)

			26632S109
____________________________________________________
			(CUSIP NUMBER)

Check the following box if a fee is being paid with
this statement (   ). (A fee is not required only if
the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities and Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       2 of 7

CUSIP NO.  26632S109    13G


1.      NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
	PERSON
                George D. Bjurman & Associates
		IRS Identification No. 95-2654860
____________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP
	(a) ______
	(b) ______
____________________________________________________
3.      SEC USE ONLY
____________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
	California
____________________________________________________
                           5.    SOLE VOTING POWER
                                     682,145
NUMBER OF SHARES           6.    SHARED VOTING POWER
BENEFICIALLY                            -0-
OWNED BY EACH REPORTING    7.    SOLE DISPOSITIVE
PERSON WITH                      POWER
                                     682,145
                           8.    SHARED DISPOSITIVE
                                 POWER
					-0-
____________________________________________________
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
        682,145
______________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES
	N/A
______________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN
	ROW 9
        4.89%
______________________________________________________________
12. TYPE OF REPORTING PERSON
	IA

       3 of 7

CUSIP NO.  26632S109

1.      NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
	PERSON
		George Andrew Bjurman*
		###-##-####
____________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP
	(a) ______
	(b) __X___
____________________________________________________
3.      SEC USE ONLY
____________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
	U.S.A.
____________________________________________________
                            5.  SOLE VOTING POWER
					-0-
NUMBER OF SHARES            6.  SHARED VOTING POWER
BENEFICIALLY                          682,145*
OWNED BY EACH REPORTING     7.  SOLE DISPOSITIVE
PERSON WITH                     POWER
                                         -0-
                            8.  SHARED DISPOSITIVE
                                POWER
                                      682,145*
____________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON
        682,145*
____________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES
	N/A
____________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN
	ROW 9
        4.89%
____________________________________________________
12.     TYPE OF REPORTING PERSON
	IN
*The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George
D. Bjurman Associates for any purpose.

       4 of 7

CUSIP NO.  26632S109    13G

1.      NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
	PERSON
		Owen Thomas Barry III*
		###-##-####
____________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
	GROUP
	(a) ______
	(b) __X___
____________________________________________________
3.      SEC USE ONLY
____________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
	U.S.A.
____________________________________________________
                           5.  SOLE VOTING POWER
					-0-
NUMBER OF SHARES           6.  SHARED VOTING POWER
BENEFICIALLY                          682,145*
OWNED BY EACH REPORTING    7.  SOLE DISPOSITIVE
PERSON WITH                    POWER
                                        -0-
                           8.  SHARED DISPOSITIVE
                               POWER
                                      682,145*
____________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        682,145*
____________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES
	N/A
____________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN
	ROW 9
        4.89%
____________________________________________________
12.     TYPE OF REPORTING PERSON
	IN
* The filing of this statement shall not be deemed an admission by Owen Thomas Barry III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       5 of 7

Item 1.
	(a)     Name of Issuer:
			Dura Pharmaceuticals Inc
	(b)     Address of Issuer's Principal Executive
		Offices:
			5880 Pacific Center Blvd.
			San Diego, CA 92121-4204
Item 2.
	(a)     Name of Persons Filing:
			George D. Bjurman Associates
			("GDBA"),George Andrew Bjurman*
			and Owen Thomas Barry III*.
		*These individuals may, as a result
                of their ownership in and positions
                with GDBA, be deemed to be indirect
                beneficial owners of the equity
                securities held by GDBA.  The filing
                of this statement shall not be deemed
                an admission by George Andrew Bjurman
                and Owen Thomas Barry that either
                person beneficially owns the
                securities attributed to GDBA for any
		purpose, regardless of whether they
                are acting in concert or acting severally.
	(b) Address of Principal Business Office or, if none, Residence:
                        The business address for GDBA
                and Messrs. Bjurman and Barry is 10100
                Santa Monica Boulevard, Suite 1200,
                Los Angeles, CA 90067.
	(c)     Citizenship:
			GDBA is a corporation organized
                under the laws of California.  Messrs.
                Bjurman and Barry are United States
                citizens.
	(d)     Title of Class of Securities:
			Common Stock
	(e)     CUSIP Number:
			26632S109
Item 3. If this statement is filed pursuant to Rule
        13d-1(b), or 13d-2(b), check whether the person filing is a:

		GDBA is an Investment Adviser registered under section 203 of the Investment
                Advisers Act of 1940.

       6 of 7

Item 4. Ownership.
	(a)     Amount Beneficially Owned:
                        As of May 31, 1996, GDBA
                beneficially owned 682,145 shares.
                *Messrs. Bjurman and Barry III may,
                as a result of their ownership in
                and positions with GDBA, be deemed
                to be indirect beneficial owners
                of the equity securities held by GDBA.
	(b)     Percent of Class:
                        4.89%
	(c) Number of shares as to which such person has:
		   (i)sole power to vote or to
		      direct the vote:
				-0-
		  (ii)shared power to vote or to
		      direct the vote:
                                682,145**
		 (iii)sole power to dispose
		      or to direct the disposition of:
				-0-
		  (iv)shared power to dispose or
		      to direct the disposition of:
                                682,145**
		**GDBA, as an investment adviser,
                shares such powers only to the
                extent that its clients may be able
                to give instructions that would
                supersede GDBA's otherwise full
                discretionary authority over the
                disposition or voting of the
                securities in its portfolios.
Item 5. Ownership of Five Percent or Less of a Class.
			Not Applicable
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
			Not Applicable
Item 7. Identification and Classification of the
        Subsidiary Which Acquired the Security Being
        Reported on By the Parent Holding Company.
			Not Applicable
Item 8. Identification and Classification of Members of the Group.
			Not Applicable
Item 9. Notice of Dissolution of Group.
			Not Applicable


       7 of 7

Item 10. Certification and Signature.

	By signing below I certify that, to the best
        of my knowledge	and belief, the securities
        referred to above were acquired in the
        ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	SIGNATURE

	After reasonable inquiry and to the best of
        my knowledge and belief, I certify that the
        information set forth in this statement	is
        true, complete and correct.

                                06/05/96
				_____________
				Date

				/s/ George Andrew Bjurman
				________________________
				Signature

				George Andrew Bjurman
				CEO,GDBA
				________________________
				Name/Title

				/s/ George Andrew Bjurman
				_________________________
				George Andrew Bjurman

				/s/ Owen Thomas Barry III
				_________________________
				Owen Thomas Barry III